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                       FIRST AMENDMENT TO RIGHTS AGREEMENT

                  This Amendment dated as of July 31, 1999 ("Amendment") to the Preferred Shares Rights Agreement ("Agreement"), dated as of May 6, 1999, is between Collagen Aesthetics, Inc., a Delaware corporation (the "COMPANY"), and The Bank of New York, a New York banking corporation (the "RIGHTS AGENT").

                  Pursuant to Section 27 of the Agreement, this Amendment is being executed by the Company and the Rights Agent for the purpose of amending the Agreement as set forth below:

                  The Agreement is hereby amended as follows:

                  1. Section 1(a) shall be amended by inserting the following at the end of Section 1(a):

                           "Notwithstanding the foregoing or any provision to the contrary in this Agreement, none of Inamed Corporation ("Parent"), Inamed Acquisition Corp. ("Sub"), or any of their respective subsidiaries, Affiliates or Associates is an Acquiring Person pursuant to this Agreement solely by virtue of the execution of the Agreement and Plan of Merger of even date herewith among Parent, Sub and the Company (the "Merger Agreement"), commencement and consummation of the Offer (as defined in the Merger Agreement), the acquisition of Shares (as defined in the Merger Agreement) by Sub pursuant to the Offer and the consummation of the Merger (as defined in the Merger Agreement)."

                  2. Section 1(h) shall be amended by inserting the following at the end of Section 1(h):

                           "Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Distribution Date shall not occur solely by reason of the Offer, the execution of the Merger Agreement, the acquisition of the Shares by Sub pursuant to the Offer or the consummation of the Merger."

                  3. Section 1(j) shall be amended and restated in its entirety to read as follows:

                           ""EXPIRATION DATE" shall mean the earliest of (A) immediately prior to the Effective Time (as defined in the Merger Agreement), (B) the Close of Business on the Final Expiration Date, (C) the Redemption Date, (D) the time at which the Board of Directors orders the exchange of the Rights as provided in
                           Section 24 hereof or (E) the consummation of a transaction contemplated by Section 13(d) hereof."
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                  4.       Section 1(u) shall be amended by inserting the
                           following at the end of Section 1(u):

                           "Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Shares Acquisition Date shall not occur solely by reason of the Offer, the execution of the Merger Agreement, the acquisition of the Shares by Sub pursuant to the Offer or the consummation of the Merger."

                  5. This Amendment shall be deemed to be entered into under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

                  6. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                  7. As amended hereby, the Agreement shall remain in full force and effect.



COLLAGEN AESTHETICS, INC.



By:      /s/ Michael A. Bates
         --------------------


Attest:  /s/ Elias J. Blawie
         --------------------




THE BANK OF NEW YORK

AS RIGHTS AGENT



By:   /s/ James Dimino
      ---------------------------------
      Signature of Authorized Signatory
      Vice President